UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  April 23, 2013
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on April 23, 2013 that first-quarter 2013 net income attributable to AT&T totaled $3.7 billion, or $0.67 per share, compared to net income attributable to AT&T of $3.6 billion, or $0.60 per diluted share, in the first quarter of 2012.

First-quarter 2013 revenues were $31.4 billion, down 1.5 percent from the first-quarter 2012. First quarter revenues reflect the loss of directory revenues resulting from the second-quarter 2012 sale of our Advertising Solutions segment and continued declines in wireline voice revenues, offset by increased wireless data and equipment revenues and wireline data revenues. Compared with results for the first quarter of 2012, operating expenses were $25.4 billion versus $25.7 billion; operating income was $5.9 billion, down from $6.1 billion; and AT&T's operating income margin was 18.9 percent, compared to 19.2 percent.

Revenues from our Wireless segment for the first-quarter of 2013 were $16.7 billion, up 3.4 percent versus the year-ago quarter. The increase in revenues reflected an increase in net subscribers and continued strong growth in data revenues. First-quarter 2013 wireless operating expenses totaled $12.0 billion, up 3.2 percent versus the first quarter of 2012. AT&T’s wireless operating income margin was 28.0 percent compared to 27.8 percent in the year-ago quarter, reflecting revenue growth from the company’s base of high-value smartphone subscribers and other improved operating efficiencies.

We reported a net gain of 291,000 wireless subscribers in the first quarter of 2013, bringing our wireless customer base to approximately 107.3 million at March 31, 2013, compared to 103.9 million at March 31, 2012. During the first quarter, net adds for connected devices were 431,000 and postpaid subscriber net adds were 296,000. First-quarter postpaid net adds reflect the continued adoption of smartphones and sales of almost 365,000 tablets. Reseller had a net loss of 252,000, which was primarily due to resellers rationalizing their accounts due to or no low usage. Prepaid had a net loss of 184,000 primarily due to declines in session-based tablets and declines in GoPhone. For the quarter, average revenue per postpaid subscriber increased 0.9 percent versus the year-earlier quarter due to strong data growth.

During the first quarter of 2013, smartphone sales were 6.0 million, including 4.8 million iPhone activations. At the end of the quarter, approximately 70 percent, or 33.5 million, of postpaid smartphone subscribers are on usage-based data plans, compared to about 61 percent, or 25.1 million, a year ago.

Postpaid churn was 1.04 percent, compared to 1.10 percent in the year-ago, primarily due to a policy change with third party retailers, and compared to 1.19 percent in the fourth quarter of 2012. Total customer churn was 1.38 percent versus 1.47 percent in the first quarter of 2012 and 1.42 percent in the fourth quarter of 2012.

Revenues from our Wireline segment for the first quarter of 2013 were $14.7 billion, a 1.8 percent decrease from the year-ago quarter and a 1.8 percent decrease on a sequential quarterly basis. Revenues from our wireline business customers were $8.9 billion, a decrease of 3.4 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in IP-based data services. Revenues from our wireline consumer customers were $5.5 billion, an increase of 2.0 percent compared to the first-quarter 2012, driven by a continued increase in IP-based broadband and video revenues partially offset by the decline in voice revenues.

At March 31, 2013, our total switched access lines were 28.0 million compared with 32.7 million at March 31, 2012. The decline reflects continuing economic pressures on our customers as well as customers switching to another AT&T product like wireless and Voice over Internet Protocol (VoIP) and increasing competition from other wireless, VoIP and cable providers. Our total broadband connections were 16.5 million at March 31, 2013 and March 31, 2012. U-verse High Speed Internet subscribers totaled 8.4 million at March 31, 2013, a 42 percent increase over the year-earlier quarter and now represent more than 50 percent of our total broadband base. At March 31, 2013, the number of U-verse video subscribers totaled 4.8 million, with a net gain of 232,000 subscribers in the first quarter of 2013. U-verse video penetration of customer locations continues to grow and was 19.4 percent at March 31, 2013. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 215,000 in the quarter to reach 3.1 million.

First-quarter wireline operating expenses totaled $13.0 billion, down 1.4 percent from the year-ago quarter, driven by continuing initiatives to reduce cost. AT&T’s wireline operating margin was 11.1 percent, compared to 11.5 percent in the year-earlier quarter.

In March 2013, the Board of Directors authorized the repurchase of an additional 300 million shares. Since the beginning of 2012, we have been buying back shares under two previous 300 million share repurchase authorizations. The first repurchase authorization was completed in the fourth quarter of 2012. During the first quarter of 2013, we continued buying back stock under the second authorization, repurchasing an additional 168 million shares for $5.9 billion under the second authorization. At the end of the first quarter, about 61 million shares remained on the second authorization, which we expect to complete in the second quarter.  We expect to make future repurchases opportunistically, which will slow the pace of buybacks compared to recent activity.

We continue to expect capital expenditures for 2013 to be in the $21 billion range and now expect capital expenditures for 2014 and 2015 to each be in the $20 billion range with no reduction in the Project Velocity IP (VIP) broadband expansion. Previously, we expected capital spending of $22 billion annually in 2014 and 2015. We are achieving savings through greater integration efficiencies in Project VIP, accelerating LTE build in 2013 and other ongoing initiatives.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 23, 2013	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller